Exhibit 5.1

666 Fifth Avenue, 31st Floor • New York, New York 10103-3198
Telephone: 212 318 3000 • Facsimile: 212 318 3400

March 16, 2012

Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Zygo Corporation, a Delaware corporation (the “Company”), relating to (i) an aggregate of 1,650,000 shares of common stock, $.10 par value per share (“Common Stock”), of the Company, which may be issued pursuant to awards under the Zygo Corporation 2012 Equity Incentive Plan (the “2012 Plan”), and (ii) an aggregate of 250,000 shares of Common Stock which may be issued upon the exercise of options granted pursuant to that certain Stock Option Agreement, dated as of January 18, 2010, by and between the Company and Chris L. Koliopoulos (the “Stock Option Agreement,” and the shares of Common Stock referred to in clauses (i) and (ii), the “Shares”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the 2012 Plan and the Stock Option Agreement; and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the 2012 Plan or the Stock Option Agreement, as applicable, will be duly authorized, legally issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

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